UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2023
MACY'S, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	1-13536	13-3324058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
151 West 34th Street, New York, New York 10001
(Address of Principal Executive Offices)
(212) 494-1621
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	M	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2023 Macy’s, Inc. (“Macy’s” or the “Company”) announced a leadership succession plan. Jeff Gennette, age 61, Chairman and Chief Executive Officer of the Company, plans to retire at the end of fiscal 2023 after 40 years of service. Tony Spring, age 58, Executive Vice President Macy’s and Chairman and Chief Executive Officer Bloomingdale’s, has been appointed President and CEO-Elect of the Company, effective immediately, and a member of the Company’s Board of Directors, effective April 1, 2023. The size of the Board will be increased to sixteen members effective April 1, 2023. Mr. Spring is expected to be appointed Chief Executive Officer of the Company in February 2024. As part of the leadership transition, the Company also announced that Adrian V. Mitchell, age 49, Chief Financial Officer of the Company, has been appointed Chief Operating Officer and Chief Financial Officer of the Company with an increased scope of responsibilities.

Mr. Spring has served in his current role at Macy’s since 2021 and in various roles within the Bloomingdale’s organization for 35 years. As Chairman and CEO of Bloomingdale’s, Mr. Spring led the nameplate to its highest sales volume ever in 2022. Mr. Mitchell has served as Chief Financial Officer of the Company since 2020, and previously served as Managing Director and Partner, Digital BCG and Consumer Practices, Boston Consulting Group (BCG). Prior to joining BCG in 2017, Mr. Mitchell held executive and management positions at retailers Arhaus LLC, Crate and Barrel Holdings, Inc. and Target Corporation.

In connection with the succession plan outlined above, the Compensation and Management Development (CMD) Committee of the Macy’s Board of Directors approved the following compensation arrangements for Mr. Spring:

•Annual base salary of $1,000,000; annual target incentive opportunity of 135% of base salary under the Senior Executive Incentive Compensation Plan; and a target annual equity grant with a grant date fair value of $4,000,000 under the 2021 Equity and Incentive Compensation Plan (the “Equity Plan”), in a combination of time-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs), weighted 50% each, based on grant date fair value. The RSUs will vest 25% on the first four anniversaries of the grant date. The PRSUs will vest at the end of the three-year period based on the pre-determined goals and targets.

In connection with Mr. Mitchell’s increased scope of responsibilities, the CMD Committee approved the following compensation arrangements for Mr. Mitchell:

•Annual base salary of $950,000; annual target incentive opportunity of 135% of base salary under the Senior Executive Incentive Compensation Plan; and a target annual equity grant with a grant date fair value of $3,300,000 under the Equity Plan, in a combination of RSUs and PRSUs, weighted 50% each, based on grant date fair value. The RSUs will vest 25% on the first four anniversaries of the grant date. The PRSUs will vest at the end of the three-year period based on the pre-determined goals and targets.

•A one-time equity grant under the Equity Plan of RSUs with a grant date fair value of $3,000,000 vesting 100% on the second anniversary of the grant date.

•Severance benefits under the Senior Executive Severance Plan if Mr. Mitchell terminates his employment voluntarily for “good reason.” “Good reason” means, after notice to the Company, the Company has refused or failed to make corrections to eliminate the occurrence of any one or more of the following events: (1) a diminution in target total direct compensation in excess of 10% that applies specifically to the Chief Operating Officer and Chief Financial Officer and is not a diminution applicable on a broad basis to all colleagues at the Executive Vice President level and above, (2) a material diminution in authority and/or (3) a material diminution in duties or responsibilities.

•In the event of involuntary termination without cause by the Company or for “good reason” by Mr. Mitchell, continued vesting of equity awards granted on or after March 31, 2023 for two years following the date of termination of employment.

Item 7.01. Regulation FD Disclosure.

A press release related to the matters described in Item 5.02 of this Current Report on Form 8-K is furnished herewith as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

The information in Exhibit 99.1 is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Macy’s dated March 29, 2023
104 Cover Page Interactive Data File (embedded within the Inline XBRL Document)

MACY'S, INC.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY'S, INC.

Dated: March 29, 2023	By:	/s/ Elisa D. Garcia
	Name:	Elisa D. Garcia
	Title:	Executive Vice President, Chief Legal Officer and Secretary